THE TAIWAN FUND, INC. REVIEW
December 2005

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market review:
On the back of continuous foreign net buying and domestic participation, the Taiwan Stock Exchange Index (“TAIEX”) rose by 7.8% in U.S. dollar terms in December. Despite net selling of NT$ 22.0 billion by local institutions, foreign investors net bought NT$ 239 billion (including a NT$ 120 billion cross trade for Taiwan Semiconductor Manufacturing Company (“TSMC”) between Philips Taiwan and Philips Netherlands). Proprietary traders were also net buyers and net bought NT$ 15.0 billion. On the economic front, Taiwan’s exports disappointed in November, rising at 10.7% year on year (yoy), following a 16.6% gain in October. Seasonally-adjusted, November exports fell moderately by 0.9% month on month, after a modest 0.3% decline in October. Despite the moderate easing in Taiwan’s export growth momentum in the past two months, fundamentals remain rather supportive of Taiwan’s export outlook in the coming months given the on-going solid growth momentum in global manufacturing and business spending. In terms of sector performance, construction (+19.3%), tourism (+12.4%) and technology (+7.8%) were outperformers based on the high expectation of further opening on cross-strait economic exchange and the strong technology industry outlook in the first half of 2006. On the other hand, defensive sectors such as financials (+0.7%), automobile (+0.7%) and steel (+0.6%) were underperformers in December.
Fund Performance Review:
The Fund outperformed its benchmark by 3.9% in December. The overweight position in the Printed Circuit Board (“PCB”) sector and handset sector contributed positively. The overweight position in Thin-Film Transistor Liquid-Crystal Display (“TFT-LCD”) sector had negative contributions to the performance.
Investment Strategy:
Considering the positive earnings growth momentum in 2006, the current market valuation of around 12 times price to earnings ratio is attractive. Despite the slow season in December and the first quarter of each year, many companies continue to deliver stronger than expected sales momentum and have enjoyed good visibility for their orders. Contract DRAM prices rose by 3% to 5% in early January signalizing strong market demand. Issues such as politics and the new tax package and currency effect are considered insignificant, when technology growth momentum has been strong. After the year-end rally, we plan to remain moderately aggressive in our investment strategy considering the good earnings growth momentum of the technology sector in 2006, especially the packaging, IC design and handset sectors. These sectors may benefit from strong global consumer products demand for laptops, handsets, LCD TVs, MP3 players and game consoles. However, considering the rich valuation of some stocks, we may gradually reduce some of the over-valued stocks and add positions in some laggards in the coming weeks. We plan to remain underweight the industrial cyclical sectors, such as steel, petrochemical, paper and textile, based on the assumption of a downtrend of these sectors in the coming year. The earnings of the industrial cyclical sectors are forecast to be negative in 2006.
Total Fund Sector Allocation

	% of	% of
As of 12/31/05	Total Fund	TAIEX
Electronic Components	20.5	2.85
PC & Peripherals	18.8	16.71
Semiconductor Manufacturing	18.2	14.61
IC Design	9.1	4.14
TFT-LCD	6.6	4.87
Finance	6.1	16.56
Electronics	6.0	1.96
Memory IC	3.9	1.57
Chemicals	2.4	1.23
Iron & Steel	2.2	2.37
Plastics	1.9	9.69
Transportation	1.4	2.28
Automobile	0.5	1.20
Telecommunication	0.0	10.64
Others	0.0	2.42
Textiles	0.0	1.36
Electric & Machinery	0.0	1.19
Construction	0.0	1.01
Wholesale & Retail	0.0	0.81
Foods	0.0	0.64
Rubber	0.0	0.54
Elec. Appliance & Cable	0.0	0.47
Glass & Ceramics	0.0	0.31
Paper & Pulp	0.0	0.30
Tourism	0.0	0.27
Biotech	0.0	0.00
Cement	0.0	0.00
Computer Service and Software	0.0	0.00
Securities	0.0	0.00
Total	97.6	100.00
Cash	2.4

Technology	83.1	59.01
Non-Technology	8.4	24.43
Financial	6.1	16.56
Top 10 Holdings of Total Fund Portfolio

As of 12/31/05	% of Total Portfolio
MediaTek Inc.	8.31

Hon Hai Precision Industry Co. Ltd.	6.06

Kinsus Interconnect Technology Corp.	5.11

Tripod Technology Corp.	4.67

Taiwan Semiconductor Manufacturing Co.	4.61

Siliconware Precision Industries Co.	4.50

Asustek Computer, Inc.	4.49

Cheng Uei Precision Industry Co. Ltd.	3.81

Phoenix Precision Technology Corp.	3.73

Catcher Technology Co. Ltd.	3.45

Total	48.74

Total Net Assets: US$278.71 Million

NAV: US$17.03	Price: US$14.99	Discount: -11.98%
No. of Shares: 16.4 Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	12.03	7.78
Fiscal Year to Date**	15.75	8.29
One Year	18.73	3.30
Three Years	18.35	15.91
Five years	6.29	6.79
Ten Years	2.38	0.50
Since Inception	10.32	10.63

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.
Premium/Discount of TWN
Market Data

	As of 11/30/05	As of 12/31/05
TAIEX	6203.47	6548.34
% change in NTD terms	7.61	5.56
% change in USD terms	7.74	7.78
NTD Daily avg. trading volume (In Billions)	79.45	111.86
USD Daily avg. trading volume (In Billions)	2.37	3.41
NTD Market Capitalization (In Billions)	14257.68	15128.04
USD Market Capitalization (In Billions)	425.41	460.88
FX Rate: (NT$/US$)	33.515	32.824

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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